Exhibit 10.50

Master Agreement

This Master Agreement (this “Agreement”) is made and entered into this first day of January, 2002 (the “Effective Date”) by and between TRX Technology Services, L.P., (formerly known as Travel Technologies Group, L.P. or WorldTravel Technologies, L.L.C.) located at 7557 Rambler Road, Suite 1300, Dallas, Texas 75231 USA (hereinafter “TRX”) and WORLDTRAVEL PARTNERS I, LLC, including its divisions and subsidiary entities, located at 1055 Lenox Park Boulevard, Atlanta, GA 30319 (hereinafter “WORLDTRAVEL”).

This Agreement replaces and supercedes each and all of the following agreements entered into on November 1, 1999 between WorldTravel Partners I, L.L.C and WorldTravel Technologies, LLC: Master Development Agreement, End User Software License Agreement, OFS Service Bureau/Outsourcing Agreement and Service Bureau Software Services Agreement.

TRX hereby agrees to provide WORLDTRAVEL certain services and documentation related thereto, where (i) TRX processes data on behalf of WORLDTRAVEL (“Service Bureau Services”) and (ii) software residing on TRX hardware is made available to WORLDTRAVEL for its own internal processing and business purposes (“Application Services”). Service Bureau Services and Application Services are collectively known as “Remote Services”. TRX also agrees to license to WORLDTRAVEL certain software products (“Licensed Software Products”) on a non-exclusive basis. Additionally, TRX agrees to provide maintenance and support services related to the Service Bureau Services, the Application Services and the Licensed Software Products (“Support Services”). WORLDTRAVEL may also require from time to time certain professional services from TRX related to software development (“Development Services”). Service Bureau Services, Application Services, Support Services and Development Services are jointly defined herein as “Services”. This Agreement sets forth the general terms and conditions, which apply to the provision of all Services.

1.	Definitions

1.1	Agreement shall mean this Master Agreement and all of its attachments, addenda, and exhibits.

1.2	Application Services shall mean TRX making available from a host server to WORLDTRAVEL that Software (and its related Documentation) listed under application services on Exhibit B for use in accordance with the terms of this Agreement.

1.3

Confidential Information shall mean any data or information, other than Trade Secrets, that is of value to a party to this Agreement and is not generally known outside of such party. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, information about the parties’ employees, the parties’ business methods, contracts and contractual relations with the parties’ vendors, its products, designs, business plans, business opportunities, finances, research, development, know-how, customer lists and customer’s confidential information. Confidential Information also includes the terms of this Agreement and any information described in this paragraph, which either party obtains from another party, which the receiving party treats as proprietary or designates as confidential information, whether or not owned or developed by the receiving party. Notwithstanding the foregoing, no formal identification of materials or other information as “Confidential Information” shall be required.

1.4	Custom Application Software shall mean the software modules or components developed for WORLDTRAVEL which perform the functions and comply with the proposal and specifications identified or set forth in the Design Specifications. Each Custom Application Software module or component, specification and proposal included or referred to in the Design Specifications is expressly incorporated herein by reference. The Custom Application Software shall be delivered in machine-readable object code form unless it is intended to reside on servers at TRX. Custom Application Software may be developed at either TRX’s or WORLDTRAVEL’s expense. Such determination shall be made on an individual basis and mutually agreed to by the parties in writing.

1.5	Custom Modification shall mean changes to the Software, requested by WORLDTRAVEL and agreed to by TRX, that change the existing functionality of the Software to meet specific needs of WORLDTRAVEL, for which WORLDTRAVEL will be charged an additional fee to be negotiated and agreed upon in writing. Ownership of all Custom Modifications and all proprietary rights related to thereto shall remain with TRX.

1.6	Customer shall mean an entity doing business, relating to travel agency services, with WORLDTRAVEL. For corporate entities, only those divisions or portions of a corporation doing business with such party are considered to be included in the definition of Customer.

1.7	Delivery Order shall mean the document that describes the Development Services to be performed, the period within which the work is to be completed and the amount and/or method of payment therefore.

1.8	Design Specifications shall mean, at a minimum, system flow charts, program descriptions, file layouts, database structures, report layouts and screen layouts, interface requirements and layouts, conversion requirements and layouts, refined equipment requirements, acceptance criteria and acceptance test scripts for Custom Application Software, Custom Modifications or new Enhancements related to the Licensed Software Products or Remote Services.

1.9	Documentation shall mean all operator and user manuals, training materials, guides, listings, specifications and other materials necessary for understanding and utilizing the functionality of the Licensed Software Products, Remote Services and Custom Application Software, including materials useful for design (e.g., logic manuals, flow diagrams and principles of operation) and machine-readable text of graphic files subject to display or print-out.

1.10	Enhancement shall mean changes to the Licensed Software Products or Remote Services that provide additional features and/or improvements to expand the capabilities of the Licensed Software Products or Remote Services in existing functional areas. Enhancements are made available to WORLDTRAVEL as Upgrade Releases.

1.11	Global Distribution System or GDS shall mean a computer system or network used to check and make reservations of a travel related nature. The four GDSs operating in the U.S. and the Americas as of the Effective Date are Galileo, Amadeus, Sabre, and Worldspan.

1.12	Leisure shall mean that component of WORLDTRAVEL’s business that supplies travel services to non-corporate customers and is identified by customer numbers reserved for non-corporate transactions.

1.13	Licensed Software Products shall mean a logical grouping of TRX software that is sold by a specific product name. Licensed Software Products shall include that Software listed in Exhibit B.

1.14	Market Rates shall mean the TRX rates, as established in Exhibit A, and as adjusted from time to time per mutual agreement, which WORLDTRAVEL will pay for Development Services.

1.15	Marks shall mean all the TRX proprietary trademarks, service marks, trade names, logos and symbols used to identify its products and services.

1.16	Non-WORLDTRAVEL Customers shall mean entities and individuals who use TRX products and/or service bureau offerings, other than WORLDTRAVEL or its Customers.

1.17	Performance Data shall mean the data that relates to TRX’s compliance with the Performance Standards and that is compiled by TRX in the course of providing the Service Bureau Services to WORLDTRAVEL.

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1.19	Service Bureau shall mean the computer facility located at TRX’s Dallas facility, or other facilities from time to time designated by TRX, from which TRX will provide Service Bureau Services to WORLDTRAVEL.

1.20	Software - Collectively, all of the software programs created by TRX from time to time, which are identified on Exhibit B, and all Software Releases for such programs. The list in Exhibit B may be amended from time to time to include new TRX products and remove products that TRX no longer supports.

1.21	Software Release shall mean a specific release of the Software implemented at TRX’s discretion on the servers that reside at TRX’s Data Center, TRX’s Service Bureau or in the case of Licensed Software Products are physically supplied to WORLDTRAVEL. Normally Licensed Software Products are supplied to users on magnetic media, but such products may be transmitted to WORLDTRAVEL electronically or in any other form whether currently known or unknown, at TRX’s discretion. There are several kinds of Software Releases, as listed below:

1.21.1	Initial Software Release - The initial Software made available from TRX.

1.21.2	Upgrade Release (Upgrade) - Enhancements to the Software made available after the Initial Software Release.

1.21.3	Corrective Release (Fix) - Changes to the Software made available to correct a bug that impairs the normal operation of the Software. May be included as part of an Upgrade Release. *

1.21.4	Module Release - Added functionality that addresses areas that were not covered in the Initial Software Release or so significantly expands a function as to be considered a new function, which may be made available to WORLDTRAVEL through TRX’s Data Center, used by TRX for performing the Service Bureau Services at TRX’s Service Bureau or licensed to WORLDTRAVEL after the Initial Software Release, *

1.22

Trade Secrets shall mean any information of either party, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are

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reasonable under the circumstances to maintain its secrecy. Trade Secrets shall include Design Specifications, Custom Application Software, and Custom Modifications.

1.23	WORLDTRAVEL Custom Software shall mean all Custom Application Software, including source code, for which *.

2.	Scope Of Remote Services

2.1	Service Bureau Services.

2.1.1	The Software associated with the Service Bureau Services listed on Exhibit B will run and reside at the TRX Service Bureau offices located at 7557 Rambler Road, Dallas, TX 75231, or such other facilities as specified by TRX. The Service Bureau Services will be provided by TRX according to WORLDTRAVEL’s specific needs and requests (to be mutually determined and outlined by the parties). TRX will compile the Performance Data and forward it to a person designated by WORLDTRAVEL on a mutually agreed upon basis.

2.1.2	The Service Bureau will process transactions from WORLDTRAVEL’s company-owned locations in North and South America only. Transactions from other locations will be covered under a separate agreement. The parties acknowledge that WORLDTRAVEL has the right to resell the Service Bureau Services to its Customers in North and South America. Such right shall not be affected by this Agreement. *

2.2	Application Services.

2.2.1

The Software listed under Application Services on Exhibit B (“ASP Software”) shall run and reside at the TRX Data Center or other facilities as specified by TRX. WORLDTRAVEL is granted a non-assignable, nontransferable and non-exclusive, limited license to access the ASP Software through TRX’s Data Center and, in doing so, use the ASP Software solely for WORLDTRAVEL’s internal business purposes. TRX shall have no responsibility to run the Software on WORLDTRAVEL’s behalf, provide data or results received as a result of running the

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ASP Software or provide hardware or software of any kind to enable WORLDTRAVEL to utilize the ASP Software.

2.2.2	The ASP Software will process transactions from WORLDTRAVEL’s company-owned locations in North and South America only. Transactions from other locations will be covered under a separate agreement. The parties acknowledge that WORLDTRAVEL has the right to resell the Application Services to its Customers in North and South America. Such right shall not be affected by this Agreement. *

2.3	The Remote Services shall incorporate the necessary functionality for use with the applicable GDS(s). From time to time, WORLDTRAVEL may request specific modifications to the Remote Services. The development of any and all Custom Modifications for incorporation into the Remote Services shall be considered Development Services and shall be covered under the terms of this Agreement and any applicable Delivery Order that shall govern such Development Services.

2.4	Both parties agree to periodically discuss and review WORLDTRAVEL’s competitive environment, including a review of WORLDTRAVEL’s competitors’ technology, cost or pricing structure and service offerings, to the extent such information is known (and with respect to TRX, to the extent that disclosure of such information is not restricted by a third party). If the parties determine that there is significant financial impact from new or improved technology: (1) which would reduce costs or improve service; (2) which would make competitors’ costs for services at or below WORLDTRAVEL’s cost for comparable services; or (3) which would make competitors’ service offerings superior to those of WORLDTRAVEL, then, the parties shall jointly determine, in good faith, if a change in technology, cost or Services hereunder should be made.

2.5	TRX shall have the right to annually audit WORLDTRAVEL’s back office statements for reporting discrepancies. Any such audit shall be conducted within normal business hours and TRX shall give reasonable notice to WORLDTRAVEL.

2.6

TRX and WORLDTRAVEL agree that any access to the GDS(s) by TRX that is required to process WORLDTRAVEL transactions will be accomplished under contracts held by WORLDTRAVEL, unless mutually agreed by the parties. TRX agrees that the only access to the GDS(s) via

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WORLDTRAVEL’s contracts will be for the purposes of processing WORLDTRAVEL Qualified Transactions and for the purposes of limited WORLDTRAVEL Custom Software testing. TRX further agrees not to access the GDS(s) via WORLDTRAVEL’s contracts for any non-WORLDTRAVEL related purposes, nor for any purposes related to research and development unless agreed to by WORLDTRAVEL. WORLDTRAVEL warrants that it has the authorization to grant the privileges to the GDS specified hereunder to TRX.

3.	Scope of Use of Licensed Software Products

3.1	Subject to the terms and conditions of this Agreement, TRX hereby grants to WORLDTRAVEL a limited, nonexclusive, non-transferable license to use and display the Licensed Software Products listed on Exhibit B, only in company-owned locations in North and South America and only for WORLDTRAVEL’s internal business purposes for processing transactions from company-owned locations in North and South America. *

3.2	An Upgrade Release, if provided by TRX and installed by WORLDTRAVEL, replaces part or all of the Licensed Software Products.

3.3	TRX shall provide WORLDTRAVEL with Support Services for the Licensed Software Products. Such services shall be provided through TRX under the terms and conditions in Section 4 and Exhibit C of this Agreement.

3.4	The Licensed Software Products originated within the United States and may be subject to certain export restrictions. WORLDTRAVEL will not cause or allow any Licensed Software Product to be exported or re-exported, directly or indirectly, to any country, except in compliance with all applicable laws, including United States Export Administration Regulations.

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4.	Scope of Support Services.

4.1	Services Provided: During the term of this Agreement, TRX will provide certain maintenance and support services to WORLDTRAVEL, as described in Exhibits C and H, including the following:

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4.5.3	Causes of Damage: Causes of damage to the Licensed Software Products excluded from TRX’s obligations and responsibilities under this Agreement include, but are not limited to, the following (“Excluded Causes”):

i.	Any physical damage to the Licensed Software Products, including, without limitation, components dropped and liquids spilled on media.

ii.	Damage due to any changes or alterations made to the Licensed Software Products by anyone other than employees or representatives of TRX, unless such changes were authorized in writing by TRX.

iii.	Damage due to excessive voltage surges or operation of the Licensed Software Products at excessive voltage levels.

iv.	Damage to the Licensed Software Products due to lightning strikes.

4.6	If the Licensed Software Products are damaged by any Excluded Cause under this Agreement, or failure to comply with any of the terms and conditions of this Agreement, TRX may, but will have no obligation to, perform Support Services at its then-current support rate.

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4.8	TRX shall support procedures, to be mutually agreed upon as outlined in Section 7.5, to allow WORLDTRAVEL access to any of WORLDTRAVEL’s Confidential information compiled under this Agreement.

5.	Responsibilities of WORLDTRAVEL

5.1	General: Throughout the initial and any renewal term(s) of this Agreement, and as a condition precedent of TRX’s obligation to provide Services under this Agreement, WORLDTRAVEL agrees that it will:

5.1.1	Provide all information reasonably requested by TRX to assist in identifying and solving reported errors.

5.1.2	Follow, in all material respects, all of TRX’s installation, operation and maintenance instructions, including, if applicable, the installation of all Software Releases.

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5.1.3	For Licensed Software Products, provide TRX personnel access as required (including remote access via modem) to the Licensed Software Products and all related equipment and components during reasonable business hours and provide adequate communications facilities to enable TRX to perform Support Services hereunder.

5.1.4	For Licensed Software Products, designate three (3) WORLDTRAVEL Representatives (the initial WORLDTRAVEL Representatives being named are listed on Exhibit C) who will be the contact persons through which all support and/or problem communications will be made. WORLDTRAVEL may, from time to time, change one or both of the designated Representatives, which change shall be effective only upon TRX’s receipt of written notice thereof. At no time shall there be more than three WORLDTRAVEL Representatives. WORLDTRAVEL shall ensure that any appointed WORLDTRAVEL Representative is knowledgeable in the operation and use of the TRX Licensed Software Product(s), operating system(s), and hardware installed at the WORLDTRAVEL site.

5.1.5	Notify TRX of any known safety or health hazards that may exist at WORLDTRAVEL’s facilities and of any safety procedures to be followed there.

5.1.6	Prior to the commencement of any Services by TRX hereunder, including the installation of any Software Release, Enhancement or modification to the Application Services, WORLDTRAVEL will perform a complete backup of all programs and data stored on each computer on which the Licensed Software Product is installed. The backup copies of such programs and data shall be stored on external media.

5.2	Training Certification – WORLDTRAVEL will ensure all sales and/or training representatives participate in TRX’s Certification Program. Details of the TRX Certification Program will be mutually agreed to by the parties.

6.	Scope of Development Services

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7.	TRX’s Proprietary Rights: WORLDTRAVEL Rights and Restrictions

7.1	WORLDTRAVEL acknowledges that the Licensed Software Products, Custom Modifications, Remote Services and related Documentation embody valuable confidential and proprietary information of TRX, the development of which required the expenditure of considerable time and money by TRX, and are protected as Trade Secrets and by United States copyright law and international treaty. WORLDTRAVEL shall treat such information so received in confidence and shall not use, copy, disclose, nor permit any of its personnel (excepting those employees with a “need to know” or who have signed appropriate confidentiality agreements) to use, copy, or disclose the same, or the existence of same, for any purpose that is not specifically authorized under this Agreement.

7.2	As it pertains to the Remote Services, WORLDTRAVEL acquires only the non-exclusive right as described above to receive such Services, and does not acquire any license thereto or any rights of ownership in the underlying Software, including any Custom Modifications used to deliver such Services.

7.3	WORLDTRAVEL may from time to time provide documented concepts to TRX for (i) possible development or (ii) improvement to existing products and services. All such concepts (and all intellectual property rights associated therewith) that are provided to TRX in a Delivery Order, whether a CRM request or otherwise, shall be and remain the exclusive property of WORLDTRAVEL, and TRX shall acquire no rights of any nature in or to such concepts, unless otherwise agreed by both parties in the applicable Delivery Order. TRX shall treat all such submissions as confidential and shall not use, disclose, sell or otherwise dispose of the concepts without the express written permission of WORLDTRAVEL. Any work or Development Services to be provided by TRX shall be evidenced by a separate written agreement between the parties or by an applicable Delivery Order.

7.4	WORLDTRAVEL is specifically prohibited from reselling or sublicensing the Remote Services or the Licensed Software Products or establishing its own service bureau without the prior written consent of TRX, except as set forth in Sections 2 and 3 of this Agreement or in a separate agreement between the parties’ subsidiaries, Travel Technologies Group LLC, and WorldTravel Partners Affiliates, Inc. In the event such written permission is given by TRX, an appropriate royalty or sales commission shall be negotiated between the parties. TRX, or its licensor, at all times retains all right, title and interest in the Remote Services and Licensed Software Products, Documentation, and any derivatives thereof, unless such Remote Services or Licensed Software Products were developed as WORLDTRAVEL Custom Software and the parties have mutually agreed otherwise.

7.5	TRX acknowledges that all data processed and compiled under this Agreement is Confidential Information of WORLDTRAVEL, and TRX shall treat such information so received in confidence and shall not use, copy disclose, nor permit any of its personnel (excepting those employees with a “need to know”) to use, copy, or disclose the same, or the existence of same, for any purpose that is not specifically authorized under this Agreement. Further, WORLDTRAVEL shall have the right to access all such data and information at any time, provided, however, such access shall not unreasonably disrupt TRX’s systems’ operations. The parties will mutually agree on specific terms for WORLDTRAVEL’s access to this data through a Delivery Order. TRX’s initial proposal to provide this access to WORLDTRAVEL is attached as Exhibit K. WORLDTRAVEL may, at its sole discretion, elect to move forward with one of the three options outlined in Exhibit K at a cost to WORLDTRAVEL not to exceed the amounts in Exhibit K. TRX and WORLDTRAVEL will review this proposal and TRX agrees to make its best efforts to streamline the processing and costs associated with the work outlined in Exhibit K.

7.6

Unless otherwise agreed to in writing by TRX, WORLDTRAVEL agrees not to remove, alter or conceal any proprietary notices, including copyright notices, or product identification information from the monthly data information reports provided to WORLDTRAVEL by TRX, and agrees to reproduce any and all such notices on any copies of such materials.

7.7	WORLDTRAVEL shall not cause or permit the reverse engineering, disassembly or decompilation of the Licensed Software Products, except to the extent expressly authorized by applicable law, under penalty of termination but not exclusive of any other remedies. If WORLDTRAVEL wishes to develop an interface to the WORLDTRAVEL data contained in TRX’s Service Bureau, it shall first inform TRX in writing and TRX, shall provide WORLDTRAVEL with information sufficient to enable interoperability between the Service Bureau and such other software or products. WORLDTRAVEL will reimburse TRX for any reasonable out-of-pocket expenses associated with TRX’s provision of such information.

7.8	WORLDTRAVEL may make a reasonable number of copies of the Licensed Software Products for installation, back up or other purposes as described in the documentation. WORLDTRAVEL shall not copy, or permit others to copy the Licensed Software Products or any Software Release for any other purpose. WORLDTRAVEL shall not modify the Licensed Software Products.

7.9	WORLDTRAVEL recognizes and acknowledges that any unauthorized use or disclosure of the Licensed Software Products or Remote Services by WORLDTRAVEL may cause TRX irreparable damage for which other remedies may be inadequate, and WORLDTRAVEL hereby acknowledges that TRX may petition a court of competent jurisdiction for injunctive or other equitable relief seeking to restrain such use or disclosure.

7.10	WORLDTRAVEL has selected the Services provided hereunder and, except as otherwise explicitly provided in this Agreement, TRX disclaims all liability for any data provided, stored or transmitted by WORLDTRAVEL hereunder.

8.	Pricing and Payment

8.1	The fees for the Services provided pursuant to this Agreement are set forth below. All payments will be made in U.S. Dollars, less any penalties, as determined in accordance with Section8.11, regardless of whether WORLDTRAVEL collects any fees from its Customers. TRX has the right to suspend any or all of the Services and terminate use of the Licensed Software Products for non-payment upon thirty (30) days written notice.

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8.7	The fees for the Services do not include any charge for taxes and WORLDTRAVEL is solely responsible for paying any and all federal, state and local taxes (including any and all sales or use taxes or export/import taxes and customs duties) attributable to the Services rendered by TRX or any authorized distributor in connection with this Agreement, excluding only taxes based upon the net income of TRX. To the extent WORLDTRAVEL is obligated to pay any state or local taxes incurred as a result of the rendition of Services within the State of Texas, TRX will collect and remit such taxes on behalf of WORLDTRAVEL in such cases where TRX is legally obligated to collect and remit such taxes in Texas. In all other jurisdictions, WORLDTRAVEL will bear the sole responsibility to properly self-assess and remit to the proper taxing authorities any federal, state, or local taxes incurred as a result of the Services performed under this Agreement and/or any tax incurred as a result of any tangible personal property transferred or used by WORLDTRAVEL incident to such Services. Any reference in this Agreement, or any exhibit hereto, to the term taxes shall be construed to mean all federal, state and local taxes. Appropriate sales taxes for Licensed Software Products will be included in any invoice provided to WORLDTRAVEL. WORLDTRAVEL shall reimburse TRX for the actual amount of any taxes paid by TRX on behalf of WORLDTRAVEL in accordance with this Section 8.7 in the event that TRX pays any taxes on WORLDTRAVEL’s behalf and is not otherwise reimbursed for such taxes.

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8.10	Installment Payments for Development As consideration for the development of the Design Specifications and the discharge of all of TRX’s obligations related to the Development Services, WORLDTRAVEL agrees to pay TRX a fee as follows (the “Development Fee”):

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8.10.3	Review of Fee. TRX will submit the charges to be invoiced for Development Services performed and the applicable time reports or documentation required hereunder to the WORLDTRAVEL project coordinator specified in the Delivery Order for review and approval prior to actual invoicing. The charges and/or expenses invoiced in accordance with this Section 8, except for any amounts disputed by WORLDTRAVEL, *. Any disputed charges shall not affect payment of non-disputed charges in accordance with the terms of this Agreement.

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8.11.6	The parties are aware of the possibility of amending this Agreement to add additional penalties or incentives to address new issues that could arise during the term of this Agreement. The parties agree to negotiate in good faith to reach mutually agreeable terms as to the specifics of such penalties or incentives.

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8.14	Records. TRX shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate TRX’s charges hereunder. TRX shall retain such records for a period of three (3) years from the date of final payment by WORLDTRAVEL hereunder.

8.15	Audit Rights. WORLDTRAVEL shall have the right to audit (or have audited) the books and records of TRX relating to the amounts invoiced to WORLDTRAVEL hereunder for the purpose of verifying the amounts due and payable hereunder upon at least five (5) business days notice to TRX. The cost of such an audit shall be borne by WORLDTRAVEL, however, TRX will bear the cost of the audit if the audit reveals any overpayment which, in the aggregate, is greater than three percent (3%) of the amount which was actually due for the period being audited.

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8.16	The Corporate Fulfillment Services (CFS) division of WORLDTRAVEL shall be entitled to all Services and Licensed Software Products, as applicable for all WORLDTRAVEL customers, under the terms and conditions of this Agreement. Additional services provided to CFS by TRX are outlined in Exhibit J.

9.	WARRANTIES AND REPRESENTATIONS

TRX hereby warrants and represents to WORLDTRAVEL the following:

9.1	The work to be performed hereunder shall be of professional quality and will conform to generally accepted standards for the industry. Any services performed by TRX that are determined by WORLDTRAVEL to be of less than professional quality or which contain errors or defects shall be corrected by TRX without charge, subject to Section 4.1.5 of this Agreement.

9.2	The Design Specifications and Custom Application Software will contain only (i) original material created by TRX or (ii) material which has been properly licensed from third parties and has been used by TRX in accordance with the licenses for such materials.

9.3	Neither the Design Specifications nor Custom Application Software has been or will be assigned, transferred or otherwise encumbered.

9.4	The WORLDTRAVEL Custom Software shall function in substantial conformity with any Design Specifications contained within the applicable Delivery Order for a period of one (1) year after WORLDTRAVEL‘s acceptance of such Software. During such warranty period, TRX shall correct any defects identified by TRX or by WORLDTRAVEL at no cost.

9.5	EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, NO OTHER WARRANTY, EXPRESS OR IMPLIED, IS MADE WITH RESPECT TO THE CUSTOM APPLICATION SOFTWARE, LICENSED SOFTWARE PRODUCTS OTHER SOFTWARE OR SERVICES TO BE SUPPLIED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, SYSTEM INTEGRATION, OR DATA ACCURACY, WHICH ARE SPECIFICALLY DISCLAIMED.

10.	Limitations of Liability

10.1	NEITHER WORLDTRAVEL, TRX NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO THE OTHER FOR ANY CLAIMS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF

THE LICENSED SOFTWARE PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT OR A BREACH OF THE AGREEMENT, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

10.2	EXCEPT FOR TRX’S LIABILITIES ARISING UNDER SECTION 13 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTIES’ LIABILITY FOR ANY DAMAGES OR INJURIES TO THE OTHER PARTY HEREUNDER EXCEED *, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

11.	General Indemnity by TRX.

TRX shall indemnify, defend and hold WORLDTRAVEL and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from WORLDTRAVEL or any of its officers, directors, agents or employees, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of TRX’s negligent performance of this Agreement and/or any material breach of this Agreement by TRX, its officers, directors, agents, employees and subcontractors.

12.	General Indemnity by WORLDTRAVEL.

WORLDTRAVEL shall indemnify, defend and hold TRX and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from TRX or any of its officers, directors, agents or employees, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of WORLDTRAVEL’s negligent performance of this Agreement and/or any material breach of this Agreement by WORLDTRAVEL, its officers, directors, agents, employees and subcontractors.

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13.	Patent, Copyright or Trademark Infringement

13.1	Subject to the terms of this Section 13, TRX will defend WORLDTRAVEL against any claim that the Licensed Software Products furnished hereunder infringe any copyright or trademark of a third party, pay all amounts payable to third parties in connection with any settlement or compromise of such claim approved by TRX, and pay all damages finally awarded by a court (after any permitted appeals) to third parties relating to such claim, including court costs and reasonable attorneys fees awarded; provided WORLDTRAVEL: (i) notifies TRX in writing of any claim of infringement; (ii) permits TRX to exclusively defend, compromise, settle or appeal any such claim or judgment (at the expense of TRX); (iii) assists and cooperates with TRX, as reasonably requested by TRX, to enable TRX to defend, compromise, settle or appeal any such claim, suit, demand or judgment; and (iv) has complied with the terms of this Agreement. The provisions of this Section 13 shall not prohibit WORLDTRAVEL’s participation with TRX in the defense or appeal of any such claim or judgment should WORLDTRAVEL choose to participate, at its own expense (such expense not being indemnified by TRX) and with attorneys of its own choice, provided that TRX shall have sole control and authority with respect to any such defense, compromise, settlement, appeal or similar action.

13.2	TRX shall have no obligation to WORLDTRAVEL under this Section 13 if the actual or alleged infringement is based solely upon (i) any modification or alteration of the Licensed Software Products that was not supplied by TRX, or (ii) the use of the Licensed Software Products in combination with any other software or equipment, if such actual or alleged infringement would not have arisen absent such combination, unless such combination was recommended to WORLDTRAVEL by TRX.

13.3	Should WORLDTRAVEL’s right to continue to use the Licensed Software Products pursuant hereto be enjoined by a court because the Licensed Software Products is declared to infringe a valid patent, copyright or trademark, TRX at its option shall either: (i) procure for WORLDTRAVEL the right to continue to use the Licensed Software Products; (ii) modify the Licensed Software Products to render it non-infringing but substantially functionally equivalent to the Licensed Software Products prior to such modification; or (iii) replace the Licensed Software Products with non-infringing software that is substantially functionally equivalent to the Licensed Software Products. In the event that none of the options set forth in this Section 13.3 are reasonably possible or effective, TRX shall be entitled to terminate this Agreement and refund to WORLDTRAVEL a mutually agreeable pro-rata portion of the fee paid not to exceed the total fee paid, for the particular Licensed Software Products found to be infringing.

13.4	THIS SECTION 13 STATES TRX’S ENTIRE OBLIGATION REGARDING ANY ACTUAL OR ALLEGED INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF ANY THIRD PARTY’S PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS RELATING TO THE LICENSED SOFTWARE PRODUCTS, SERVICE BUREAU SERVICES AND APPLICATION SERVICES.

14.	Term and Termination

14.1	The term of this Agreement will begin on the Effective Date and will continue until the latter of (a) the fourth anniversary of the Effective Date, or (b) the date that this Agreement expires following the extension of its term (unless terminated sooner in accordance with this Agreement).

14.2	Extension and Renewal. Unless terminated earlier, if at least six months prior to the fourth anniversary of the Effective Date, the parties have not agreed to a written Amendment extending this Agreement, this Agreement shall, unless either party provides notice of its desire not to renew, automatically renew at the end of the fourth year of its initial four (4) year term for an additional one (1) year term on the same terms and conditions.

14.3	Either party may terminate this Agreement and the rights granted herein if the other party breaches any of the provisions of this Agreement and (i) fails to remedy such breach within forty-five (45) days after receiving written notice thereof, or (ii) provided the breach does not relate to a monetary obligation, fails to (a) commence a good faith action to remedy such breach within five (5) days after receiving written notice thereof, and (b) diligently pursue such action to conclusion.

14.4	In the event TRX fails to meet the Performance Standards, as specified in this Agreement, WORLDTRAVEL shall give TRX notice of such non-compliance and TRX shall take all reasonable actions to correct such non-compliance within forty-five (45) days, providing a corrective action plan to WORLDTRAVEL for approval within the first three (3) days. WORLDTRAVEL shall review and approve such corrective action plan or provide reasonable required changes to TRX within two (2) days from WORLDTRAVEL’s receipt of such plan. In the event that TRX does not meet the Performance Standards within the time period set forth in any corrective action plan, WORLDTRAVEL may terminate this Agreement for cause pursuant to the notice provisions provided in Section 19.7. Termination of this Agreement does not constitute either party’s exclusive remedy for breach or non-performance by the other party and each party is entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

14.5	Should either party (1) make a general assignment for the benefit of creditors; (2) institute proceedings to be adjudicated a voluntary bankrupt; (3) consent to the filing of a petition of bankruptcy against it; (4) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (5) seek reorganization under any bankruptcy act; (6) consent to the filing of a petition seeking such reorganization; or (7) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

14.6	Upon termination of this Agreement for any reason, TRX’s obligation to provide all Services hereunder will immediately cease, with the exception of specific Termination Assistance services, as set forth in Section14.8.

14.7	Should there be any material change, as determined by either party; (1) in any laws, ordinances, orders, rules or regulations governing the way the parties may operate; or (2) in travel industry conditions, including but not limited to, airfares or compensation to WORLDTRAVEL, by action of any industry vendor, governing body or client; or (3) in technology; which material change has the effect of materially increasing or decreasing the cost of doing business; then, either party shall have the right to provide written notice to the other party of such change and both parties agree to renegotiate in good faith the financial and/or service terms of this Agreement. If the parties are unsuccessful in renegotiating mutually satisfactory terms, either party shall have the right to terminate this Agreement without penalty at any time thereafter with * advance written notice.

14.8

WORLDTRAVEL and TRX Obligations Upon Termination. In the event of termination of this Agreement by either party, TRX will work together with WORLDTRAVEL or a designated third party to identify the information, materials and resources WORLDTRAVEL is entitled to receive and to develop an overall plan for transitioning such items to WORLDTRAVEL in accordance with the following provisions (collectively, “Termination Assistance”). The terms of this Agreement as they relate to Termination Assistance shall remain in effect until TRX has completed its Termination Assistance. TRX will provide the Termination Assistance described below for a period of no less * per WORLDTRAVEL’s written request, except as provided in this Section. TRX’s obligation to provide Termination Assistance will be conditioned upon WORLDTRAVEL paying to TRX all outstanding invoices, (less penalties assessed to TRX and any disputed amounts), prior to the commencement of any Termination Assistance and will be conditioned upon WORLDTRAVEL

*        CONFIDENTIAL TREATMENT REQUESTED

continuing to pay when due any and all fees due hereunder during the Termination Assistance period. In the case of any pre-payment of fees by WORLDTRAVEL, the appropriate pro-rata amount shall be refunded by TRX to WORLDTRAVEL. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all services provided by TRX during such period. If WORLDTRAVEL requests Termination Assistance beyond the available capacity of the TRX on-site staff, such request will be treated as a request for additional services and subsequent to WORLDTRAVEL’s pre-approval, WORLDTRAVEL will pay the agreed upon charge for such additional services. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

WORLDTRAVEL and TRX will jointly develop a plan (the “Transition Plan”) to effect the orderly transition and migration to WORLDTRAVEL or a designated third party from TRX of all Services then being performed or managed by TRX under this Agreement (the “Termination Transition”). The Transition Plan will set forth the tasks to be performed by WORLDTRAVEL and TRX, the time for completing such tasks and the criteria for declaring the transition “completed”. The parties and their employees and agents will cooperate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. TRX will direct the execution of the Transition Plan, unless WORLDTRAVEL initiated termination of the Agreement for any reason, in which case WORLDTRAVEL will direct the execution of the Transition Plan. The Transition Plan will include the following tasks to be performed by TRX and such other tasks as may be agreed upon by WORLDTRAVEL and TRX:

i.	Providing WORLDTRAVEL access to necessary data files and programs, certain non-proprietary operational procedures and data and documentation in TRX’s possession related to the Services.

ii.	Returning all WORLDTRAVEL Confidential Information in TRX’s possession, except for one copy that TRX may retain, subject to its confidentiality obligations, for internal record keeping purposes and for compliance with applicable professional standards.

iii.	Returning all WORLDTRAVEL data and documentation. TRX will deliver to WORLDTRAVEL all WORLDTRAVEL data in a format suitable for application use by WORLDTRAVEL and will seek to minimize the amount of manual data entry or re-keying necessary in connection with the transfer of such data to WORLDTRAVEL.

iv.	Providing WORLDTRAVEL with all work products, including Design Specifications, Documentation, Custom Application Software and

source code, for any Delivery Orders for WORLDTRAVEL Custom Software.

v.	Refund to WORLDTRAVEL all fees that were pre-paid hereunder for Services that were to be provided by TRX on dates falling after the date of termination.

14.9	Obligation To Minimize Damages. Both parties shall have an obligation to take such steps as may be reasonably necessary to minimize damages to the parties on termination, including, but not limited to, minimizing all contractual obligations that but for the existence of this Agreement, neither party would have entered into.

14.10	The provisions of Sections 7, 10, 11, 12, 13, 14, 15, 17, 18 and 19 hereof survive the termination of this Agreement.

15.	Non-Solicitation and Confidentiality

15.1	Unless mutually agreed, during the term of this Agreement and, for any individual employee, for six months following resignation of such employee, neither party shall solicit any employees of the other party used by the original employing party in the performance of the Services or additional Services, without the prior written consent of the original employer. The original employer shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the hiring party in an amount equal to one year’s salary of any employee the hiring party solicits in violation of this Section.

15.2	For purposes of this Section 15, “Owner” means the party disclosing Confidential Information and Trade Secrets (“Proprietary Information”), whether such party is TRX or WORLDTRAVEL and “Recipient” is the party receiving Proprietary Information, whether such party is TRX or WORLDTRAVEL.

15.3	TRX and WORLDTRAVEL acknowledge and agree that during the term of this Agreement each party will have access to and have disclosed to it Proprietary Information. WORLDTRAVEL acknowledges that the Software, Licensed Software Products object and source code and Remote Services are Trade Secrets of TRX and its licensors. Each party acknowledges that the loss of competitive advantage due to unauthorized disclosure or unauthorized use of Owner’s Proprietary Information will cause great injury and harm to the Owner.

15.4

Recipient covenants and agrees that it shall not, without the prior written consent of Owner, or as set forth herein, directly or indirectly, (i) disclose, divulge, distribute, publish, reproduce, decompile, reverse engineer, transmit or transfer to others Owner’s Proprietary Information, or any portions thereof, by any means or in any form, (ii) make use of the Proprietary Information other than as expressly permitted under this Agreement, or (iii) disclose, in whole or in part, any of Owner’s Proprietary Information to any individual, entity or other person, except to those of Recipient’s employees or representatives who (a) require access for Recipient’s authorized use of Owner’s Proprietary Information, and (b) agree to comply with the use and non-disclosure restrictions stated in this Agreement. If requested by Owner, Recipient shall cause its employees and representatives to execute appropriate confidentiality agreements. If an unauthorized use or disclosure occurs, Recipient will immediately notify Owner and assist Owner in recovering Owner’s Proprietary Information and prevent its subsequent unauthorized use or dissemination.

15.5	The restrictions set forth herein shall continue (i) with respect to the Trade Secrets for as long as such information continues to be a Trade Secret under applicable law, and (ii) with respect to Confidential Information, for a period of five (5) years from the date of expiration or termination of this Agreement.

15.6	Except as otherwise provided in this Agreement, upon the termination or expiration of this Agreement, both parties shall deliver to each other all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets that are in either party’s possession. Further, each party shall certify to the other that upon the termination or expiration of this Agreement all Trade Secrets and Confidential Information belonging to the other party are purged from the receiving party’s computer memory.

15.7	During the term of this Agreement, unless requested by WORLDTRAVEL, TRX will not directly solicit or sell or license any Services or Products directly to WORLDTRAVEL’s Customers receiving travel management services without obtaining WORLDTRAVEL’s written authorization. In the event a customer of WORLDTRAVEL responds to an indirect solicitation for additional products or services, TRX will coordinate with WORLDTRAVEL for the provision of such additional products or services.

15.8	Each party agrees that it will promptly do all acts which may be reasonably necessary to enable the party owning intellectual property in accordance with this Section 15, at the owning party’s expense, to file and prosecute applications for copyrights, patents, and/or trademarks for the intellectual property owned by such party hereunder.

16.	Representation & Performance Review

16.1	Operational Representatives. TRX and WORLDTRAVEL will each designate an Operational Representative who will be the primary representative of either party in all matters of administering this Agreement. One of their functions, among other things, will be to review and analyze the performance of the parties based on the Performance Standards specified in this Agreement. The initial Operational Representatives are designated as: TRX Operational Representative: Shane Hammond and WOLRDTRAVEL Operational Representative: Pat Carey. Operational Representatives are defined by each party and may be changed or substituted at any time with a two-week notification to the other party. Each party shall have the right to exercise reasonable discretion to refuse an Operational Representative designated by the other party and request a replacement. The Operational Representatives shall set priorities for the allocation of TRX resources necessary to adequately perform under this Agreement. Once the Operational Representatives set a start date for any project or other matter to be undertaken under this Agreement, such start date cannot be changed by TRX, unless the scope of the project has been changed by mutual agreement of the parties. In setting such priorities and start dates the Operational Representatives shall take into consideration other business issues facing TRX and other commitments of TRX.

16.2	Management Representatives

Each party hereby appoints the following individual as its Management Representative for purposes of this Agreement:

TRX: Scott Hancock

WORLDTRAVEL: Dee Runyan

The Management Representatives are named by each party and may be changed upon written notification to the other party.

16.3	Report Contents. As defined in the Service Level Agreement attached as Exhibit H to this Agreement, TRX will prepare (i) a listing of key service activities, and (ii) definitions of measurements of qualitative and quantitative Performance Standards for each such key service activity, and will submit such listings and definitions to WORLDTRAVEL for approval within a reasonable timeframe not to exceed sixty (60) days after the Effective Date of this Agreement. Such service performance levels will be used to measure TRX’s performance of its responsibilities under this Agreement.

16.4

Performance Review. TRX will deliver to WORLDTRAVEL for each calendar quarter (within thirty (30) days of the end of such quarter), commencing with the calendar quarter beginning January 1, 2002, service performance reports (“Service Performance Reports”) that identify, for each approved key service activity, the Performance Standard for that activity. WORLDTRAVEL will review TRX’s performance during the previous calendar quarter (including but not limited to the information, contained in the Service Performance Reports), and will provide feedback to TRX regarding the performance of its responsibilities under this Agreement. TRX and WORLDTRAVEL will also periodically review the definitions and measurements used in the Service Performance Reports and revise them as necessary to reflect the most appropriate measures of TRX performance. The initial failure by TRX to meet any Performance Standard shall not be considered a breach of this Agreement, until the provisions of Section 14.4 have been satisfied. WORLDTRAVEL shall have the right to assess penalties in accordance with Section 8.11 in the event of TRX’s failure to meet any Performance Standard for a period of thirty (30) consecutive days.

17.	Source Code and Ability of WORLDTRAVEL TO License Remote Services

17.1	*

17.2	*

*        CONFIDENTIAL TREATMENT REQUESTED

18.	Dispute Resolution.

18.1	Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the Operational Representatives will attempt to reach an amicable resolution. If either Operational Representative determines that an amicable resolution cannot be reached, such Operational Representative shall submit such dispute in writing to the Management Representatives, who shall use their best efforts to resolve the matter or to negotiate an appropriate modification or amendment to this Agreement, if necessary.

18.2	Escalation. Except as otherwise provided in Section 14; neither party shall be permitted to exercise any other remedies until the later of (i) the date that either Management Representative concludes in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days following the date that both parties have notified a Management Representative pursuant to Section l8.1. If either party fails to designate a Management Representative at its own initiative, it shall do so within three business days of a request from the other party to do so.

18.3	Arbitration. If the parties are unable to reach a resolution of any matter within the negotiation procedures outlined herein, the unresolved disputes concerning this Agreement shall be submitted to arbitration before an arbitrator agreed upon by the parties, or, if the parties cannot agree upon an arbitrator within thirty (30) days, to an arbitrator appointed by the American Arbitration Association. The site of the arbitration shall be Atlanta, Georgia, and the arbitration shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator may award attorney’s fees and costs as part of his award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

19.	General

19.1

This Agreement, including the Exhibits attached hereto, represents the entire understanding and agreement between the parties, and supersedes any and all previous discussions and communications. No employee or agent of TRX, nor any distributor for TRX, is authorized to make any additional representations or warranties related to the Services or the Licensed Software Products. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties.

*        CONFIDENTIAL TREATMENT REQUESTED

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

19.2	This Agreement is to be interpreted in accordance with the laws of the State of Georgia. Any legal action resulting from it is to be held within the jurisdiction of the applicable state and federal courts of Atlanta, Georgia.

19.3	Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

19.4	The failure of either party at any time to require performance by the other party of any provision hereof is not to affect in any way the full rights of such party to require such performance at any time thereafter, nor is the waiver by either party of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach.

19.5	The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship between TRX and WORLDTRAVEL.

19.6	If any part, term, or provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions are not to be affected thereby.

19.7	Any notice given pursuant to this Agreement is to be in writing and delivered personally or sent by certified mail, return receipt requested, or by air express, return receipt requested, to the individuals shown below, or to such other persons or addresses as the parties may designate in a notice conforming with the requirements of this Section. Any such notice, when delivered in the manner aforesaid, shall be deemed given on the earlier of the date of receipt or three (3) days following its delivery.

For WORLDTRAVEL:	*
Executive Vice President WorldTravel Partners I, LLC 1055 Lenox Park Boulevard, Suite 420 Atlanta, GA 30319

*        CONFIDENTIAL TREATMENT REQUESTED

With a copy to:	Legal Department
WorldTravel Partners I, LLC
1055 Lenox Park Boulevard, Suite 420
Atlanta, GA 30319

For TRX:	Trip Davis
President & CEO TRX Technology Services, L.P. 6 W. Druid Hills Road Atlanta, GA 30329

19.8	The closing of this transaction is subject to approval by certain shareholders of TRX. Should the approval not be obtained by June 30, 2002, this Agreement shall be null and void with no liability for any party.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement as of the Effective Date.

TRX TECHNOLOGY SERVICES, L.P.		WORLDTRAVELS PARTNERS I, L.L.C.

Signed:	/s/ Trip Davis	Signed:	/s/ Dee Runyan
	Trip Davis		Dee Runyan
	President & CEO		Executive Vice President

EXHIBIT A

Market Rates

*

*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

SERVICES AND PRODUCTS

Service Bureau Services:

*

Application Services:

*

Licensed Software Products:

*

*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

LICENSED SOFTWARE SUPPORT SERVICES

Description of Software Supported:

CRS Screen Highlighter

Southwest Direct

Locations of User’s Sites:

WORLDTRAVEL headquarters and all divisional offices.

Hours of Support:

*

*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

DELIVERY ORDER #___________

TO MASTER AGREEMENT

BETWEEN TRX TECHNOLOGY SERVICES L.P.

AND WORLDTRAVEL PARTNERS I, LLC

I.	STATEMENT OF WORK

II.	DELIVERABLES

III.	IMPLEMENTATION SCHEDULE

IV.	COSTS

a.	FEES

b.	PENALTIES/INCENTIVES

c.	PROFIT SHARING

V.	PERSONNEL

VI.	OWNERSHIP/PROPRIETARY RIGHTS

VII.	LICENSE TERMS

VIII.	EXCLUSIVE USE

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorized representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Agreement.

TRX Technology Services L.P.	WORLDTRAVEL PARTNERS I, LLC

By:	By:
Authorized Signature	Authorized Signature
Name:	Name:
Title:	Title:

EXHIBIT E

DEVELOPMENT PROCEDURES

1.	PROJECT MANAGEMENT; DELIVERY

1.1	*

1.2	*

1.3	*

*        CONFIDENTIAL TREATMENT REQUESTED

2.	IMPLEMENTATION AND ACCEPTANCE OF SPECIFICATIONS AND CUSTOM APPLICATION SOFTWARE

2.1	Implementation Schedule

*

2.2	*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT F

FEE SCHEDULE

For the following:

*

42

*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT G

CHANGE ORDER PROCEDURE

Step 1. Change Identification

WORLDTRAVEL will identify the need for a change in the Design Specifications. This request shall be in writing, authorized by the WORLDTRAVEL Project Coordinator, and submitted to the TRX Project Coordinator.

Step 2. Analysis

The TRX Project Coordinator will handle all initial requests submitted by WORLDTRAVEL, and will assign the appropriate level of technical support personnel to review each such request. TRX personnel will review each request and produce a proposal with initial designs addressing the parameters specified by WORLDTRAVEL. The proposal will also address the effect, if any, of the change on the Implementation Schedule and/or other terms and conditions of the Delivery Order. The TRX Project Coordinator will submit the proposal to WORLDTRAVEL for its review and approval.

Step 3. Analysis Review.

WORLDTRAVEL will review TRX’s proposal and will authorize TRX in writing to perform one of the following actions:

A.	cancel initial request (no charges incurred, no change to the Design Specifications)

B.	perform change at rates and upon terms specified in the proposal submitted by TRX pursuant to Step 2 above

C.	enter negotiations as to rates and/or terms which will apply to the change

Step 4. Implementation

TRX will respond to the corresponding WORLDTRAVEL authorization (as set forth in Step 3 above) as follows:

A.	cancel all efforts

B.	begin implementation of change

C.	negotiate rates quoted and/or terms and conditions specified in the proposal submitted by TRX pursuant to Step 2 (results of negotiation to be reflected in a revised proposal by TRX pursuant to Step 2)

Step 5. Delivery/Acceptance

If the proposed change does not provide for an acceptance procedure, then upon completion of any change undertaken by TRX pursuant to Step 4, item B above, TRX will deliver the completed products to WORLDTRAVEL for its review and acceptance in accordance with TRX’s proposal. WORLDTRAVEL will notify TRX in writing if the products delivered do not meet the specifications contained within TRX’s proposal in accordance with the terms and conditions of this Agreement and/or the amendment pertaining to the change.

EXHIBIT H

SERVICE LEVEL AGREEMENT

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

EnCoRRe Level Definitions:

LEVEL I

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit I

Transaction Pricing Matrix

*

*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit J

Corporate Fulfillment Services

*

*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit K

DELIVERY ORDER #________

TO MASTER AGREEMENT

BETWEEN TRX TECHNOLOGY SERVICES L.P.

AND WORLDTRAVEL PARTNERS I, LLC

*

*        CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorized representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Master Agreement.

TRX Technology Services L.P.	WORLDTRAVEL PARTNERS I, LLC

By:	By:
Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title: